SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):       June 5, 2009

INTERFACE, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	000-12016	58-1451243

(State or other Jurisdiction of incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 437-6800
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On June 5, 2009, Interface, Inc. (the “Company”) completed a private offering (the “Offering”) of $150 million aggregate principal amount of the Company’s 11 3/8% Senior Secured Notes due November 1, 2013 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Notes are guaranteed, jointly and severally, by each of the Company’s material U.S. subsidiaries (the “Guarantors”), all of which also currently guarantee the obligations of the Company under its domestic revolving credit facility and under its other series of outstanding notes. Banc of America Securities LLC, Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and BB&T Capital Markets, a division of Scott & Stringfellow, LLC served as the initial purchasers of the Notes (the “Initial Purchasers”) with respect to the offer and sale by the Company of the Notes, which were sold at an offering price of 96.301% of face amount.
     The Notes were issued pursuant to an indenture (the “Indenture”), dated as of June 5, 2009, among the Company, as issuer, the Guarantors, as guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture contains covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, make dividend payments or other restricted payments, create liens on their assets, make assets sales, sell securities of subsidiaries, engage in certain transactions with affiliates, and enter into mergers, consolidations or sales of all or substantially all of the Company’s assets.
     The Notes and the guarantees are secured by a second-priority lien on substantially all the assets of the Company and the Guarantors (except Interface Global Company ApS), including without limitation a second-priority lien on 100% of the capital stock of our principal domestic subsidiaries and up to 65% of the capital stock of our principal first-tier foreign subsidiaries. These same assets also constitute first-priority security for the obligations of the Company and the Guarantors under our domestic revolving credit facility. The liens on the collateral securing the Notes are expressly subordinated to the first-priority liens on the collateral securing the domestic revolving credit facility pursuant to an Intercreditor Agreement (the “Intercreditor Agreement”) by and among the Company, the Guarantors, the domestic agent and collateral agent under the domestic revolving credit facility (the “First Lien Agent”) and U.S. Bank National Association, as collateral agent under the Indenture. As a result, while the Notes represent senior secured obligations of the Company that will rank pari passu with all of the Company’s and the Guarantors’ existing and future senior debt, effectively senior in right of payment to all of the Company’s and the Guarantors’ senior unsecured debt to the extent of the assets securing the Notes and senior to all of the Company’s and the Guarantors’ subordinated debt, the Notes will effectively be subordinate to the obligations of the Company and the Guarantors under our domestic revolving credit facility.
     The Intercreditor Agreement applies at all times prior to, during and after any bankruptcy, insolvency, liquidation or similar proceeding involving the Company or any Guarantor, and, among other things: (i) provides for the subordination of the liens securing the Notes to the first priority liens securing the first lien obligations under the domestic revolving credit facility; (ii) prohibits the grant of additional second priority liens on any property or assets of the Company and the Guarantors unless the First Lien Agent has been granted a valid perfected first priority lien on such property and assets; (iii) prohibits holders of the Notes from exercising certain rights and remedies with respect to the collateral securing the Notes; (iv) provides for the automatic and unconditional release of the second priority liens on the collateral securing the Notes following the release of first priority liens in such collateral, with certain limitations; (v) prohibits certain amendments to, or the refinancing of, the

Indenture, the Notes or certain related security documents without the prior written consent of the First Lien Agent to the extent such amendments or refinancing would contravene the terms of the Intercreditor Agreement or the domestic revolving credit facility loan documentation; (vi) provides for the right of the holders of Notes to exercise rights and remedies as unsecured creditors against the Company or any Guarantor; (vii) grants to the holders of the Notes the option to purchase all of the first lien obligations of the Company or Guarantors under the domestic revolving credit facility upon certain purchase events as defined in the Intercreditor Agreement, subject to certain terms, conditions and limitations as more fully set forth in the Intercreditor Agreement; and (viii) limits certain rights of holders of the Notes upon any bankruptcy, insolvency, liquidation or similar proceeding involving the Company or any Guarantor. The terms of the Intercreditor Agreement will terminate upon the discharge of the Company’s first lien obligations, except to the extent any such term or provision, by its terms, survives any discharge of the first lien obligations or is reinstated in accordance with its terms.
     In addition to serving as trustee and collateral agent under the Indenture, U.S. Bank National Association also serves as trustee under the indentures related to the Company’s other series of outstanding notes. From time to time, the Company may enter into other relationships with the trustee or its affiliates.
     Also in connection with the Offering, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of June 5, 2009, with the Initial Purchasers. Under the terms of the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to file with the Securities and Exchange Commission and cause to become effective a registration statement relating to an offer (the “Exchange Offer”) to (i) exchange the Notes for registered notes (the “Exchange Notes”) having substantially the same terms as the Notes, and (ii) exchange the guarantees related to the Notes for registered guarantees relating to the Exchange Notes having substantially the same terms as the original guarantees. The Company has agreed to use its reasonable best efforts to cause the Exchange Offer to be completed within 180 days after the issuance of the Notes. In addition, in certain circumstances, the Company has agreed to file a shelf registration statement that would allow certain holders to offer some or all of the Notes to the public. If the Exchange Offer is not so completed, or if the shelf registration statement is not effective in certain circumstances, the annual interest rate on the Notes will increase by 0.5% per annum for the first 90 day period following the event triggering such increase. The interest rate on the Notes will increase by 0.25% per annum at the beginning of each subsequent 90 period, up to a maximum of 1.5% additional interest per annum, until the Exchange Offer is completed or the shelf registration statement is filed, as applicable. Under the Registration Rights Agreement, the Company has agreed to indemnify the Initial Purchasers and the holders of the Notes against certain liabilities in connection with the Exchange Offer or registration statement, as the case may be, or contribute to payments that the Initial Purchasers may be required to make in respect of those liabilities. The Initial Purchasers and their affiliates have performed or may perform in the future various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates, for which they have received or will receive customary compensation.
     The foregoing descriptions of the Indenture, Intercreditor Agreement and Registration Rights Agreement are qualified in their entirety by the full text of the agreements, which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET AGREEMENT OF A REGISTRANT.
     As discussed above under Item 1.01, on June 5, 2009, the Company completed a private offering of 11.375% Senior Secured Notes due November 1, 2013 (the “Notes”). Interest on the Notes will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2009. The Company may redeem all or a part of the Notes from time to time at a price equal to 100% of the principal amount plus a make-whole premium. Prior to May 1, 2012, the Company may redeem up to 35% of the Notes with cash proceeds from specified equity offerings at a price equal to 111.375% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. Other summary terms of the Notes and the related Indenture under which they were issued are discussed in Item 1.01.
     A copy of the press release relating to the announcement of the closing of the Notes is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 8.01	OTHER EVENTS.
     On June 5, 2009, the Company issued a press release announcing its acceptance for payment of approximately $127.2 million in aggregate principal amount (or approximately 89.7%) of its outstanding 10.375% Senior Notes due 2010 tendered pursuant to the Company’s previously announced offer to purchase any and all of the 10.375% Senior Notes due 2010. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.2. Subsequently, on June 5, 2009, the Company made the required payment to purchase and cancel these tendered notes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d)     Exhibits.

Exhibit No.	Description

4.1	Indenture governing the Company’s 11 3/8% Senior Secured Notes Due 2013.

4.2
Intercreditor Agreement, dated June 5, 2009, by and among the Company, the Guarantors, Wachovia Bank, National Association, in its capacity as domestic agent and collateral agent under the Company’s domestic revolving credit facility, and U.S. Bank National Association as collateral agent under the Indenture.

4.3	Registration Rights Agreement, dated June 5, 2009, by and among the Company, the Guarantors and the Initial Purchasers.

99.1	Press Release of Interface, Inc., dated as of June 5, 2009, announcing closing of private offering.

99.2	Press Release of Interface, Inc., dated as of June 5, 2009, announcing initial settlement of tender offer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.
	By:	/s/ Raymond S. Willoch
Raymond S. Willoch
Date: June 11, 2009		Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture governing the Company’s 11 3/8% Senior Secured Notes Due 2013.

4.2
Intercreditor Agreement, dated June 5, 2009, by and among the Company, the Guarantors, Wachovia Bank, National Association, in its capacity as domestic agent and collateral agent under the Company’s domestic revolving credit facility, and U.S. Bank National Association as collateral agent under the Indenture.

4.3	Registration Rights Agreement, dated June 5, 2009, by and among the Company, the Guarantors and the Initial Purchasers.

99.1	Press Release of Interface, Inc., dated as of June 5, 2009, announcing closing of private offering.

99.2	Press Release of Interface, Inc., dated as of June 5, 2009, announcing initial settlement of tender offer.